Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, November 11, 2020

CHICAGO, ILLINOIS – November 11, 2020 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2020 net sales and net earnings.

Third quarter 2020 net sales were $156,962,000 compared to $181,913,000 in third quarter 2019, a decrease of $24,951,000 or 14%. Third quarter 2020 net earnings were $24,673,000 compared to $29,854,000 in third quarter 2019, and net earnings per share were $0.37 and $0.44 in third quarter 2020 and 2019, respectively, a decrease of $0.07 per share or 16%.

Nine months 2020 net sales were $339,561,000 compared to $388,953,000 in nine months 2019, a decrease of $49,392,000 or 13%. Nine months 2020 net earnings were $44,043,000 compared to $50,365,000 in nine months 2019, and net earnings per share were $0.66 and $0.75 in nine months 2020 and 2019, respectively, a decrease of $0.09 per share or 12%.

Mrs. Gordon said, “Third quarter sales were adversely impacted by the effects of the Covid-19 pandemic, including mandates and public health guidelines issued by state, local, federal and foreign governments and agencies. The “closing” of the economy in second quarter, and its gradual “reopening” in the later part of the second quarter and third quarter, has curtailed and at times completely closed certain channels of trade where the Company has historically sold its products. Response to this pandemic has resulted in the disruption and changes in lifestyles, shopping habits, and daily work routines, all of which have adversely affected planned consumer purchases of the Company’s products for “sharing” and “give away” occasions, as well as impulse purchases of the Company’s products at retail outlets. Many of the Company’s products are consumed at group events, outings, and other gatherings which have been significantly curtailed or in some cases eliminated due to possible infection or spreading of Covid-19.

Third quarter sales have historically included significant pre-Halloween sales which were also adversely affected by the Covid-19 pandemic for the reasons stated above. The Company has provided adjustments to its net sales, including Halloween sales, in third quarter 2020 to reflect the estimated effects of resulting sales realization.

The above discussed sales decline and resulting lost profit margin was the principal driver of the decline in net earnings in third quarter 2020 compared to third quarter 2019. In addition, lower sales and production volumes had an unfavorable impact on plant manufacturing overhead costs and resulting gross profit margins because these costs are primarily fixed and recurring each year, and only partially decline with lower volumes. Certain cost and expense reductions, which include Company initiatives to reduce costs, did provide some benefit to third quarter 2020 results.

Nine months 2020 sales were principally impacted by sales declines in the second and third quarters which reflects the effects of the Covid-19 pandemic, however first quarter 2020 sales were up 2% over first quarter 2019 sales. Nine months 2020 net earnings were also adversely affected by the same factors that impacted the third quarter 2020 results as discussed above. Nine months 2020 net earnings did benefit from foreign exchange after-tax gains of approximately $1,114,000 or $0.02 per share, whereas the prior year nine months 2019 net earnings were adversely affected by foreign exchange after-tax losses of approximately $204,000.

The Company’s effective income tax rate was 21.4% and 21.2% in third quarter 2020 and 2019, and 22.6% and 22.9% in nine months 2020 and 2019, respectively. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in both third quarter and nine months 2020.

The Company is well positioned to return to higher sales and profits when the adverse effects of the Covid-19 pandemic subside. We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer demands, achieve product quality improvements, increase operational efficiencies and provide genuine value to consumers.

Due to the adverse effects of the Covid-19 pandemic on the Company’s business and the overall economy, the Company has continued to experience declines in customer orders and sales in third quarter 2020. Although this trend has had a significant adverse effect on net sales and net earnings in second and third quarter 2020, we see this adverse trend subsiding in fourth quarter 2020. The effects of Covid-19 pandemic are unprecedented, and therefore the Company is unable to determine its effects on its sales and net earnings for the balance of 2020 and in 2021.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, changes in assumptions, judgments and risk factors discussed our Annual Report on Form 10-K for the year ended December 31, 2019, and updated in our Quarterly Reports on Form 10-Q for the periods ended March 31, and June 30, 2020, and will be further updated in our Quarterly Report to be filed for the period ended September 30, 2020.

The risk factors referred to above, including the effects of the Covid-19 pandemic, are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2020 and 2019

	Third Quarter Ended
	2020	2019

Net Product Sales	$156,962,000	$181,913,000
Net Earnings	$24,673,000	$29,854,000
Net Earnings Per Share*	$0.37	$0.44
Average Shares Outstanding*	66,423,000	67,286,000

	Nine Months Ended
	2020	2019

Net Product Sales	$339,561,000	$388,953,000
Net Earnings	$44,043,000	$50,365,000
Net Earnings Per Share*	$0.66	$0.75
Average Shares Outstanding*	66,657,000	67,541,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 3, 2020 and April 5, 2019.